Exhibit 10.25

ADVISOR AGREEMENT

This AGREEMENT is made as of the 4th day of March, 2014, by and between SNAP INTERACTIVE, INC., a Delaware corporation, with its principal office at 462 7th Avenue, 4th Floor, New York, New York 10018 (the “Company”) and JON PEDERSEN (the “Advisor”).

WHEREAS, the Company consults with advisors consisting of prominent and successful persons in the business world (particularly in the technology space) for the purpose of providing the company with advice and services on legal, financial, technical, marketing, promotional, regulatory, fund raising and other similar matters that arise in the ordinary course of business, as more fully described below; and

WHEREAS, the Advisor has agreed to serve on the terms and conditions hereinafter stated; and

WHEREAS, the Company previously granted certain stock option awards to the Advisor in connection with his prior employment with the Company, subject to the terms and conditions of the corresponding stock option agreement (collectively, the “Prior Awards”); and

WHEREAS, the parties desire to clarify that the Prior Awards shall not continue to vest in connection with the Advisor’s provision of services under this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.           Effective as of March 15th, 2014 (the “Effective Date”), the Advisor agrees to, through formal and informal meetings and interactions with the Company, share knowledge and expertise with the Chief Executive Officer and President (the “CEO”) and Chief Operating Officer (the “COO”), regarding legal, financial and other matters for which he has knowledge that relates to the Company and to assist with other related matters that arise in the ordinary course of business. Because of the Advisor’s background and other involvements, the Company has proposed the following areas for consideration and advice by the Advisor:

(a)	Subject to the provisions of Section 6, advise the CEO and COO on developing new business opportunities by leveraging the core competencies of the Company; and

(b)	Assist in the preparation and filing of financial statements of the Company with the Securities and Exchange Commission; and

(c)	Advise the CEO and COO on the terms of any potential debt or equity financing of the Company; and

(d)	Propose mergers and acquisitions in industries other than the dating industry; and

(e)	Facilitate introductions with potential board members, strategic partners and industry leaders.

2.           The Advisor will maintain open and active communications on a regular basis with the senior management of the Company and the CEO may schedule a monthly call or meeting with the Advisor.

3.           The term of this Agreement shall be six (6) months from the Effective Date, unless extended by mutual agreement of the parties hereto. This Agreement may be cancelled at any time by either party, with or without cause.

4.           In consideration for the Advisor’s services and for his entering into the amendments and other agreements described in Section 5 below, on March 4th, 2014 (the "Date of Grant”) with the approval of the Board of Directors of the Company (the “Board of Directors”), the Company granted the Advisor a nonqualified stock option to purchase 25,000 shares of common stock of the Company, par value $0.001 per share (the “Stock Option”), at a price equal to the fair market value of the Company’s common stock on the Date of Grant.  In all other respects and to the extent not inconsistent with the provisions herein, the Stock Options shall be subject to the terms and conditions of the applicable nonqualified stock option agreement, which is attached hereto as Exhibit A.  The Stock Option, once vested, remains exercisable until the sixth anniversary of the Date of Grant, provided that in the event the Advisor is terminated for “cause” (as defined in Exhibit A), both the vested and unvested portion of the Stock Option shall immediately terminate and no longer be exercisable.

5.           The Advisor agrees to execute such amendments to the Prior Awards and other agreements as may be necessary to provide that the Prior Awards, to the extent unvested on the Effective Date, shall terminate on the Effective Date.

6.           The Advisor will not disclose, use or trade on the basis of any Confidential Information (defined below) that the Company discloses to the Advisor under this Agreement, or that the Advisor learns as a result of the performance of his duties under this Agreement, about the Company. For purposes of this Agreement, “Confidential Information” means any material, non-public information about the Company, including but not limited to, financial information, strategic plans, product specifications, fundraising or M&A discussions, business methods, programming code, trade secrets and other information or documents that the Company requires to be maintained in confidence for its continued business success.  Confidential Information does not include any information that the Advisor can (a) document becomes readily publicly available without restriction through no fault of the Advisor or (b) that the Advisor knew without restriction prior to its disclosure by the Company. Upon termination and as otherwise requested by Company, the Advisor will promptly return to the Company all items and copies containing or embodying Confidential Information. The provisions of this paragraph will survive the termination of this Agreement for a period of 18 months.

7.           The Advisor is an independent contractor.  Except as otherwise specifically agreed to by the Company in writing, the Advisor shall have no authority or power to bind the Company with respect to third parties and the Advisor shall not represent to third parties that the Advisor has authority or power to bind the Company.  It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between the Advisor and the Company or any of its affiliates, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

8.           Neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of the Advisor.  The Advisor shall not be treated as an employee of the Company with respect to services performed under the Agreement for federal, state, or local tax purposes.  The Advisor understands that he is responsible to pay, according to applicable law, all taxes for which the Advisor may be liable, including income taxes.  The parties agree that any tax consequences or liability arising from the Company’s payments to the Advisor shall be the sole responsibility of the Advisor.  Should any state or federal taxing authority determine that any of the payments under this Agreement constitute income subject to withholding under any federal or state law, then the Advisor agrees to indemnify and hold the Company harmless for any and all tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

9.           This Agreement and the Advisor’s services are personal to the Advisor, and the Advisor does not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of the Company; any attempt to do so will be void.

10.         The Advisor shall be indemnified to the fullest extent that indemnification is provided to directors and officers of the Company in Company's current Certificate of Incorporation.

11.         The Advisor agrees to comply with the Company’s insider trading policy.

12.         The Advisor represents that he is an “accredited investor” as defined under Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended.

13.         If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary, so that this Agreement will otherwise remain in full force and effect and enforceable. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.  The Advisor shall not be acting as an agent of the Company and shall under no circumstances have the authority to bind the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SNAP INTERACTIVE, INC.

By:	/s/ Clifford Lerner
CLIFFORD LERNER,
President and Chief Executive Officer

/s/ Jon Pedersen
ADVISOR

Exhibit A

Form of Option Award Agreement